Exhibit 10.5

TAX ALLOCATION AGREEMENT

This Tax Allocation Agreement (the “Agreement”) is made by and between Gouverneur Bancorp, Inc. (the “Company”), and the Company’s wholly owned subsidiary, Gouverneur Savings and Loan Association (the “Bank”). To the extent that any other corporations become eligible for inclusion in the Company’s affiliated group, as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), they shall automatically become subject to the terms of the Agreement;

All of the issued and outstanding shares of capital stock of the Bank are owned by the Company. The Company and the Bank are members of an affiliated group, as defined in Treasury Regulations under section 1504(a) of the Code (the “Group”). The Company is the parent corporation and the common parent under the Code. The Company proposes to include the Bank, including all current and future wholly owned subsidiaries of the Bank in filing its consolidated federal income tax returns for its tax years. The Bank and all of the current and future wholly owned subsidiaries of the Company or the Bank are referred to herein as the “Subsidiaries”; and

The Company and the Bank have concluded that the Subsidiaries should be liable to the Company for current taxes as if the Subsidiaries filed separate tax returns and desire to formalize the method for allocating the consolidated tax liability of the Group among its members and establish the procedure for future payments to the Company of such tax liability attributable to members of the Group other than the Company.

The Company and the Subsidiaries agree as follows:

1.	Consolidated Return Election.

If the Company elects to file a consolidated federal tax return with the Subsidiaries (and other members of the affiliated group), the Subsidiaries will join in the filing of such consolidated federal income tax return for any taxable period for which the Group is permitted to file such a return under the rules of sections 1501 - 1552 of the Code and the Treasury Regulations promulgated thereunder. The Subsidiaries agree to file such consents, elections and other required documents and take such other action as may be necessary or appropriate to carry out the purpose of this Section 1. The Subsidiaries shall have the right to review any documents utilized in the preparation of the consolidated federal income tax return to be filed by the Company as well as the consolidated federal income tax return itself. Any period for which the Subsidiaries are included in a consolidated federal income tax return filed by the Company is referred to in this Agreement as a “Consolidated Return Year.”

2.	Subsidiaries’ Liability to the Company for Consolidated Return Years.

(a)            For each Consolidated Return Year, the Subsidiaries shall compute and record the amount which would have been its income tax liability (for both current and deferred taxes) for such period as though the Subsidiaries filed a separate income tax return for such taxable year (on a “Separate Entity Basis”). In any taxable year during which the Subsidiaries have subsidiaries of their own, the Subsidiaries’ income taxes on a Separate Entity Basis shall include the income taxes of the Subsidiaries which are members of the affiliated group.

(b)            For any Consolidated Return Year, the Subsidiaries shall pay to the Company, as provided in Section 4 below, an amount which does not exceed the amount computed pursuant to Section 2(a) of this Agreement.

(c)            For any Consolidated Return Year, when the Company’s consolidated income tax obligation arising from the alternative minimum tax (“AMT”) exceeds its regular tax on a consolidated basis, the excess shall be consistently and equitably allocated among the Group. This allocation method will be based upon the portion of tax preferences, adjustments and other items generated by each Group member that causes the AMT to be applicable at the consolidated level. Tax obligations arising under the AMT shall not be allocated to the Bank if its regular tax liability equals or exceeds its AMT tax liability on a stand alone basis.

(d)            Notwithstanding any provision of this Agreement to the contrary, at no time shall the Subsidiaries pay or become obligated to pay or otherwise transfer to the Company or to another member of the Group deferred income tax liability amounts computed for financial statement purposes. Also, the Company may not forgive any portion of the Subsidiaries’ deferred tax liability.

3.	Payments.

(a)            With regard to any Consolidated Return Year, tax payments from the Subsidiaries to the Company shall not exceed the amount the Subsidiaries have recorded as their current tax expense on a reporting entity basis. Additionally, payment of such amount (the amount calculated under Section 2(a) of this Agreement) excluding any estimated tax payments, shall not be made before the Subsidiaries would have been obligated to pay the taxing authority had they filed as reporting entities. Estimated tax payments made by the Subsidiaries to the Company shall be made no earlier than five days prior to the payment date on which the Company’s estimated consolidated federal income tax liability is to be paid.

(b)            After the end of any Consolidated Return Year in which estimated tax payments have been made by the Subsidiaries to the Company, the Subsidiaries shall pay to the Company, at the approximate time but no earlier than five days prior to the date on which the Company’s consolidated federal income tax liability is to be paid, an amount which does not exceed: (i) the amount of tax for such Consolidated Return Year attributable to the Subsidiaries as computed in accordance with Section 2(a) of this Agreement, minus (ii) the amount of any estimated tax payments for such Consolidated Return Year previously advanced to the Company pursuant to paragraph (a) of this Section. If the amount of estimated payment advances (i.e., (ii) above) is greater than the computed tax obligation of the Subsidiaries (i.e., (i) above), then the Company shall pay the amount of such excess of estimated payments over actual obligation to the Subsidiaries as soon as reasonably determined and possible after the end of the Consolidated Return Year.

(c)            For tax benefits of the Subsidiaries, the Company shall make advances or payments for estimated tax benefits in cash to the Subsidiaries in the same manner and at the same time as the Subsidiaries would make advances or payments to the Company for tax liabilities under paragraphs (a) and (b) above, and the Subsidiaries shall repay to the Company any excess of such advances for estimated tax benefits paid to them by the Company over the amount of the computed actual tax benefit for the Consolidated Return Year in the manner and at the same time as the Company would make repayments to the Subsidiaries for excess estimated advances under paragraph (b) above.

(d)            The Company shall confirm to the Subsidiaries the payment of taxes and estimated taxes to the Internal Revenue Service within five days after such payment is made.

4.	Tax Adjustments.

In the event of any adjustment to the previously filed consolidated tax returns of the Company or the Subsidiaries as filed (by reason of an amended return, claim for refund, an audit by the Internal Revenue Service or for any other reason), the tax liability of the Company or the Subsidiaries under Sections 2, 3 and 4 of this Agreement shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of separate return tax liability, and payments between the Company and the Subsidiaries shall be made at the approximate time such payments are made or refunds are received from the Internal Revenue Service.

5.             Deferred Tax Liabilities.

No payment of any amount attributable to a deferred tax account will be made by the Subsidiaries to the Company. This provision covers deferred tax liabilities, as well as any deferred portion of income taxes of the Company attributable to the Subsidiaries.

6.             Tax Refunds.

(a)            For any Consolidated Return Year in which the Company receives a tax refund from a taxing authority, the Company obtains these funds as an agent for the Group on behalf of the Group members; the amount of any such refund attributable to the Subsidiaries is the property of the Subsidiaries.

(b)            If, for any taxable year, the Subsidiaries incur a loss for tax purposes (calculated on a Separate Entity Basis, under Section 3(a) above), the Subsidiaries shall record a current tax benefit and receive a refund from the Company in an amount no less than the amount the Subsidiaries would have been entitled to receive as separate entities. The refund will be made to the Subsidiaries by the Company within ten days following the date the Subsidiaries would have filed their own return, regardless of whether the consolidated group is receiving a refund. This period will not exceed the period for refunding excess estimated payments specified in Section 3(b) above. This Agreement does not prevent the Company from reimbursing the Subsidiaries in an amount greater than the refund amount due to the Subsidiaries on a Separate Entity Basis. If the Subsidiaries will not be required to repay this excess amount to the Company, such an additional amount received by the Subsidiaries from the Company shall be reported as a capital contribution.

(c)            For any taxable year in which the Subsidiaries incur a tax loss calculated on a Separate Entity Basis, and the Subsidiaries as separate entities would not be entitled to a current refund because they have no carryback benefits available on a Separate Entity Basis, the Company may still be able to utilize the Subsidiaries’ tax loss to reduce the consolidated group’s current tax liability. In this situation, the Company may elect to reimburse the Subsidiaries for use of the Subsidiaries’ tax loss. If such reimbursement to the Subsidiaries are made by the Company within a reasonable time following the Company’s use of the tax loss, the Subsidiaries will reflect the tax benefit of the loss in the current portion of their applicable income taxes in the period the loss is incurred. If such reimbursement is made after the period described in the previous sentence, the Subsidiaries will not recognize the tax benefit in the current portion of their applicable income taxes in the loss year. In this latter case where reimbursement is not made, the tax loss represents a loss carryforward of the Subsidiaries, the benefit of which is recognized as a deferred tax asset of the Subsidiaries, net of any valuation allowance.

7.            State and Local Taxes.

To the extent required by applicable state law or permitted thereby and so elected, the Company and the Subsidiaries will also join in the filing of any state or local consolidated income tax return of the Company in the same manner as for a federal income tax return pursuant to Section 1 of this Agreement and, in such case, the state and local income tax liability shall be allocated and payments made between the Company and the Subsidiaries as provided in this Agreement for federal income tax purposes.

8.	Liability to the Internal Revenue Service or State Authorities.

This Agreement does not affect the liability of any party under the applicable provisions of the Code or state or local law; it merely allocates how the members of the Group share such tax liabilities and benefits among the members of the Group. To the extent the Subsidiaries have made tax payments or estimated tax payments to the Company, the Company is obligated to the Subsidiaries to pay to the Internal Revenue Service the tax liability of the Subsidiaries.

9.            Agency Relationship. The Company is an agent for the Subsidiaries with respect to all matters related to consolidated tax returns and refund claims, and nothing in this agreement shall be construed to alter or modify this agency relationship.  If the Company receives a tax refund from a taxing authority, these funds are obtained as agent for the applicable Subsidiary.  Any tax refund attributable to income earned, taxes paid, and losses incurred by a Subsidiary is the property of and owned by the Subsidiary, and shall be held in trust by the Company for the benefit of the applicable Subsidiary. The Company shall forward promptly the amounts held in trust to the applicable Subsidiary.  Nothing in this Agreement is intended to be or should be construed to provide the Company with an ownership interest in a tax refund that is attributable to income earned, taxes paid, and losses incurred by the Subsidiaries.  The Company hereby agrees that this Agreement does not give it an ownership interest in a tax refund generated by the tax attributes of the Subsidiaries.

10.	Interagency Policy Statement and Addendum.

It is the intent of this Agreement to comply with the “Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure” promulgated by the Office of the Comptroller of the Currency, the Federal Reserve, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, published in the Federal Register dated November 23, 1998 (copy attached) and the Addendum thereto set forth in SR 14-6 issued by the Board of Governors of the Federal Reserve System on July 15, 2014 (copy attached) (such policy statement together with the Addendum are referred to collectively herein as the “Policy Statement”). To the extent anything herein conflicts with the Policy Statement, such Policy Statement shall govern.

11.	Consolidated Returns Not Filed.

Where a consolidated income tax return of the Company which includes the Subsidiaries is not filed, the Subsidiaries are responsible for the filing of their individual income tax return and payment of related income taxes. The Company also would be responsible for its own return.

12.	Termination and Withdrawal.

This Agreement may be terminated at any time by the written mutual assent of the Subsidiaries and the Company. Additionally, any Subsidiary or the Company, with thirty days’ written notice provided to the other parties, may withdraw from the Agreement at any time. If a member of the Group leaves the Group for any reason, then it is entitled to receive payment for unpaid benefits.

13.           Resolutions of Disputes.

Any disputes between the parties with respect to this Agreement that cannot be resolved by the parties shall be settled by binding arbitration in any forum and form agreed upon by the parties. The agreement to arbitrate herein recited is based upon mutual consideration exchanged between the parties hereto, and is irrevocable. The award of the arbitrators shall be final and binding on all parties and fees and expenses related to such determination shall be shared by the parties in accordance with the final allocation of the of the tax liability in dispute.

14.           Documents.

Each of the parties shall retain documentation related to this Agreement for a period of five (5) years and each such party shall have the right to review such documentation upon prior written notice to each of the remaining parties.

IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Agreement by authorized officers thereof as of __________________, 2023.

GOUVERNEUR BANCORP, INC.

By:
Charles C. Van Vleet, Jr.
President and Chief Executive Officer

GOUVERNEUR SAVINGS AND LOAN ASSOCIATION

By:
Charles C. Van Vleet, Jr.
President and Chief Executive Officer